Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-3 Nos. 333-199683 and 195626) of Chimerix, Inc.,

2.
Registration Statement (Form S-8 No. 333-187860) pertaining to the 2002 Equity Incentive Plan, 2012 Equity Incentive Plan, 2013 Equity Incentive Plan and 2013 Employee Stock Purchase Plan of Chimerix, Inc., and

3.	Registration Statement (Form S-8 No. 333-194408) pertaining to the 2013 Equity Incentive Plan and 2013 Employee Stock Purchase Plan of Chimerix, Inc.;

of our report dated March 6, 2015 with respect to the consolidated financial statements of Chimerix, Inc. included in this Annual Report (Form 10-K) of Chimerix, Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Raleigh, North Carolina
March 6, 2015